EXHIBIT 10.3

Corporate Advisory Services Agreement – Belair Capital Partners Inc./TruXmart Ltd.

As of May 1, 2014, superseding the original May 1, 2014 agreement

Re.:	Superseding Belair Capital Partners Inc. Corporate Advisory Services Agreement

Dear Mr. Rossi:

We understand that TruXmart Ltd. (the “Company”) wishes to retain Belair Capital Partners Inc. (“Belair”) as its advisor on an exclusive basis until such services rendered by Belair may not be required by the Company and as may be determined by the Company. Certain services may be provided by one or more affiliates of Belair, however, the services will be governed by this Agreement. The following supersedes the original form of agreement entered into on May 1, 2014, which form was employed without legal counsel, and upon further review, its terms do not reflect our actual understanding of that point in time, and fails to reflect the changes in our actual understanding, including the most fundamental roles, responsibilities and consideration underlying and comprising our actual agreements. Subject to the below specified limitations and conditions, Belair will provide the Company with such regular and customary corporate and market-related advisory services as is reasonably requested by the Company, such advice may include, providing recommendations and assisting in the following:

A. Scope of Advisory Services:

1. Assisting the Company with the review and financial analysis of a going public transaction, possibly by way of a Reverse Takeover Transaction, or otherwise (the “Going Public Transaction Vehicle”) and provide the Company with strategic advice for completing such a transaction, as deemed desirable by the Company; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

2. Assisting the Company in identifying and qualifying a Going Public Transaction vehicle including, establishing and negotiating a corporate share structure with the Going Public Transaction Vehicle and contemporaneously furnishing advice on the amount and timing of any financing into the resulting issuer entity; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

3. Assisting the Company in finding and engaging the necessary professionals in order for the Company to manage the “Going Public Transaction” from initiation to completion by way of securing any necessary additional management personnel, legal representation, including with regard to the appointment of a legal firm with United States and/or Canadian credentials (through one or more third parties), tax and accounting services (through one or more third parties), including with regard to United States and Canadian certification (through one or more third parties) and outside consulting services (through one or more third parties); provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

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4. Assisting the Company in finding and engaging the necessary professionals in its efforts to raise initial funding of up to $350,000 concurrent to the Go Public Transaction, and with regard to any follow-on financing, currently contemplated by the Company to be between $650,000 and $1,000,000; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion; provided further, however, that Belair’s involvement will be limited in scope and ministerial in nature, and shall not include the sale of any security and not shall involve any decision-making with respect to any fundraising efforts. Except for timing of receipt of its compensation, Belair shall not receive any compensation based on funds raised, whether as a percentage of the fund raising, or otherwise.

5. Assisting the Company with the preparation of all presentation materials; review of audited financial statements; review and provide advice on all contracts and agreements and all regulatory matters; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

6. Assisting the Company with both interfacing and complying with regulatory authorities, including the recommendation of third parties; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

7. Assisting in determining and assessing listing requirements and options; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

8. Consulting with and making referrals to internal and external professional advisors when and if appropriate, for tax, legal, regulatory and cross jurisdictional matters. These services will include recommendations for additions to the management team and/or the board or directors and advisory board; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

9. Serving as escrow agent; provided that all decisions regarding disbursement of funds shall be made by the Company and no disbursements shall be paid without the specific, prior instruction by the Company.

10. Making site visits, if deemed appropriate by the Company, and by Belair’s due diligence team, to assure compliance and to assure the maintenance of appropriate business standards.

11. Providing on-going corporate, managerial and fiscal advice in relation to the existing Company and/or new public entity; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

12. Advising in the facilitation of the post public capitalization structure; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

13. Assisting in development of management and board contracts, and furnishing advice concerning management and employee compensation, including options, bonuses and incentive programs; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

14. Securing independent opinions and advice, as reasonably necessary, that the Company meets appropriate business, administrative and regulatory requirements and specifications under appropriate circumstances.

16. Belair will continue to provide advice on capital structure alternatives as deemed by the company to be reasonably necessary, including through its affiliates, if necessary.

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17. Assisting the Company in analyzing and evaluating the business, operations and financial position of the Company, including assessments of M&A and joint venture opportunities; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

18. Recommendations with regard to corporate governance and related initiatives provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion and compliance with respect thereto.

19. Recommendations with regard to marketing, public relations structure, investor relations and related initiatives, including third-party prospects with respect thereto; provided that all such decisions with respect thereto shall be made solely by the Company in its sole discretion.

21. Assisting the Company with introductions for representation before regulatory bodies and for the pursuit of compliance and listing requirements.

B. Term of Engagement:

1. The engagement of Belair on the terms and conditions contained herein shalt be in effect commencing with the signing of this agreement and expire on May 1, 2016, unless extended by mutual agreement of the parties.

2. This contract can be terminated for any reason by either party with a ninety (90) day notice. In order to do so, a written notification must be submitted by the party requesting the cancellation. Such a notification must be sent to the other party in writing with confirmation of delivery.

3. In the event that the cancellation is “for cause” then this period can be reduced to a thirty (30) day period. If the cancellation is for cause then the party must first provide a written notice detailing the basis for the cancellation. In such event, the party receiving such notice shall have two weeks from the receipt of such notice to respond and to resolve such attending circumstances, including, if applicable, demonstrating the mechanism for any resolution of the addressed issues. In the absence of adequate resolution, then this Agreement shall terminate upon the expiration of such thirty (30) day period.

C. Consideration for Services:

To further the corporate development initiatives of the Company, Belair will provide its entire skill, as reasonably requested by the Company set as described above, to development of the Company and to maximize the Company’s valuation, and prospects for success.

As consideration for the services to be provided by Belair to the Company pursuant to this Agreement, the Company agrees to pay Belair an advisory fee the “Advisory Fee”) of $5,000 per month for the term of the Agreement. By way of training only, the Advisory Fee will be deferred and not payable until the Go Public Transaction is completed and the Company raises not less than $400,000 in its sales of stock and/or other securities. Nothing within this agreement shall be construed as making the Advisory Fee contingent upon any fundraising – the foregoing is only with respect to the timing of payment not the earning or accrual thereof. Belair will provide to the Company a monthly statement showing the services it has provided.

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In the event Belair incurs out-of-pocket costs in connection with its services as enumerated herein, Belair shall be reimbursed by the Company for such amounts; provided, however, that any such out-of-pocket cost in excess of $100 must be approved in advance by the Company. Additionally, in the event that Belair spends more than 120 hours in any month in satisfaction of its obligation for services pursuant to this Agreement, the Company shall pay to Belair, additional fees, at the rate of $250 per hour; provided, however, that such additional services were requested by the Company, and that such additional fees were approved in advance by the Company.

D. Representations & Covenants of the Company:

The Company shall provide Belair with copies of or access to all data and information relating to the Company. In addition, the Company will make available to Belair such members of management of the Company as Belair may deem necessary so that Belair can perform its services hereunder.

Belair shall be entitled to rely upon and shall not be under any obligation to verify independently the accuracy of any information, whether oral or written, concerning the Company, or any of its affiliates, or any of its representatives, including data or information furnished or given by the Company or by any of its directors, officers, employees, agents or consultants, or by the auditors of the Company, to Belair hereunder.

No oral or written advice which is provided to the Company or its affiliates, by Belair pursuant to this Agreement, shall, in whole or in part, be quoted, excerpted, referred to or attributed to Belair in any document or in any communication with any person except with the prior express permission, provided in writing by Belair. Belair will have no authority to bind the company with respect to any matter and shall not have any responsibility or liability for any loss incurred by the Company or its affiliates, employees, creditors or shareholders or to any other person, including as a result of the publication, reproduction or use of any such advice contrary to the provisions of this paragraph.

Belair and each of its directors, officers, employees and agents will keep strictly confidential Belair’s engagement hereunder, the existence of this Agreement and the terms of this Agreement and will not disclose same without prior written consent of the Company. Belair shall keep all non-public information, data and documents relating to the Company provided to it by or on behalf of the Company, or otherwise acquired by it, in connection herewith (the “Company’s Information”) strictly confidential and shall not disclose any of the same except (a) to those officers, employees, agents and advisors of Belair who require access thereto for any purpose in connection with this Agreement, or (b) as may be required by law or in connection with any legal or regulatory proceedings, provided that in the event that Belair becomes regally compelled to disclose any of the Company’s Information, Belair will provide the Company with prompt written notice before the Company’s Information is disclosed so that the Company may seek an appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, Belair will furnish only that portion of the Company’s Information which it is advised by written opinion of counsel that such disclosure is legally required and Belair will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Company’s Information, to the extent reasonably possible. The terms of this section of the Agreement shall remain enforceable notwithstanding the expiration or early termination of this Agreement, for a period of 18 months following such expiration or early termination.

Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations hereunder shall be assigned by either party, in whole or in part, except with the prior written consent of the other party. This Agreement is solely for the benefit of the Company and Belair and shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereby irrevocably submit to the jurisdiction of the courts of the Province of Ontario.

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E. Financing Activities, Belair’s Limited Role:

The Company understands and agrees that Belair’s role is that of an advisor and a consultant, and that Belair has not made any commitment to raise any funds for the Company, and its functions do not include fund raising and are limited to an advisory and consultancy role and at most may include making introductions to qualified investors and/or their representatives, and that neither Belair nor its affiliates shall otherwise take part in any fundraising effort, and shall receive no compensation, directly or indirectly, as a consequence of any financing, whether successful or unsuccessful.

F. Relationship of Parties:

Belair’s role shall not be that of a principal, a partner, an employee or that of a broker-dealer. Nor shall it be a decision-maker with regard to any aspect of the Company’s operations. Instead, its role shall be limited to that advisor.

The foregoing accurately reflects the terms of the transaction and the undersigned by executing below represent that he or she has the authority to bind the party upon whose behalf he or she is executing, and hereby agrees to and enters into this Agreement intending to bind the party hereby.

Upon execution of this agreement Belair will immediately provide TruXmart with a due diligence cheek list and corporate execution timeline.

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BELAIR CAPITAL PARTNERS INC.

By	/s/ William Carr	December 11, 2014
Name:	William Car
Title:	Senior Analyst

TRUXMART LTD.:

By:	/s/ Steven Rossi	December 11, 2014
Name:	Steven Rossi
Title:	CEO

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